EXHIBIT 11
                                                                      ----------

                  MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (1)
              For The Years Ended December 31, 1999, 1998 and 1997


                                               1999        1998        1997
                                               ----        ----        ----
                                          (In thousands, except per share data)
BASIC EARNINGS PER SHARE

Average common shares outstanding              108,061     112,135     116,332
                                             =========   =========    =========

Net income                                   $ 470,201   $ 385,465    $ 323,750
                                             =========   =========    =========

Net income per share                         $    4.35   $    3.44    $    2.78
                                             =========   =========    =========
DILUTED EARNINGS PER SHARE
Adjusted shares outstanding:
 Average common shares outstanding             108,061     112,135      116,332
 Net shares to be issued upon exercise of
  common stock equivalents                       1,197       1,447        1,592
                                             ---------   ---------    ---------

   Adjusted shares outstanding                 109,258     113,582      117,924
                                             =========   =========    =========

Net income                                   $ 470,201   $ 385,465    $ 323,750
                                             =========   =========    =========

Net income per share                         $    4.30   $    3.39    $    2.75
                                             =========   =========    =========


(1) Per  Statement of Financial  Accounting  Standards  No. 128,  "Earnings  Per
Share".